Exhibit 99.1

Contacts:

Media Relations	Media/Investor Relations
Bobbie Collins	Brian Beades
212-810-8155	212-810-5596
Bobbie.Collins@blackrock.com	Brian.Beades@blackrock.com

BlackRock Reports Fourth Quarter Diluted EPS of $1.62 ($2.39 as adjusted)

2009 Full Year Diluted EPS of $6.11 ($7.13 as adjusted)

Assets Under Management of $3.346 Trillion at December 31, 2009

New York, January 27, 2010 — BlackRock, Inc. (NYSE:BLK) today reported fourth quarter 2009 net income1 of $256 million, up $204 million compared to 2008. The Barclays Global Investors (“BGI”) transaction closed on December 1, 2009 and contributed $94 million to fourth quarter net income, more than offset by a $108 million after-tax expense associated with BGI transaction and integration costs. Operating income was $389 million and non-operating income, net of non-controlling interests, was $17 million. The operating margin was 25.2%, which included the impact of $152 million of pre-tax BGI transaction and integration costs.

BlackRock’s results reflect the acquisition of BGI, continued positive business momentum, net asset growth and improvements in the external market environment. Fourth quarter net income, as adjusted2, was $2.39 per diluted common share or $379 million, up more than three and a half times compared to fourth quarter 2008 diluted EPS of $0.66 and up 14% from the third quarter. Net income, as adjusted2, for the full year 2009 was $1,021 million, an increase of 19% compared to 2008.

Revenue was $1,544 million, up 45% compared to fourth quarter 2008 and 35% compared to third quarter 2009. Fourth quarter 2009 revenue included $278 million of base fees associated with the $1.85 trillion of acquired BGI assets under management (“AUM”), revenue associated with $62.6 billion of net new business and net market appreciation and $125 million of combined firm performance fees.

Fourth quarter 2009 included as-adjusted2 operating income of $2.34 per diluted share and as-adjusted2 net non-operating income of $0.05 per diluted share. Operating income, as adjusted2, of $561 million improved $191 million or 52% compared to 2008 and $161 million or 40% compared to the third quarter, explained partially by $141 million of operating income resulting from the BGI acquisition. The operating margin, as adjusted2, for fourth quarter 2009 remained strong at 39.7% reflecting revenue growth and continued cost control. The 2009 compensation to revenue ratio was 35%, consistent with 2008 and 2007, excluding integration costs, LTIP and market valuation changes on deferred compensation plans.

Fourth quarter 2009 net non-operating income, as adjusted2, of $13 million compares to a non-operating loss of $270 million in 2008 and non-operating income of $52 million in the third quarter. Fourth quarter non-operating income included interest expense on our $2.5 billion long-term note issuances on December 10th.

The table below presents a comparison of GAAP and as adjusted results for certain financial measures. See Attachment I for a reconciliation of GAAP to the as adjusted financial measures.

	Q4	Q4%		Q3%		Full Year Ended December 31,		%
	2009	2008	Change	2009	Change	2009	2008	Change
GAAP basis:
Revenue	$1,544	$1,064	45%	$1,140	35%	$4,700	$5,064	(7)%

Operating income	$389	$338	15%	$357	9%	$1,278	$1,593	(20)%

Net income[1]	$256	$52	392%	$317	(19)%	$875	$784	12%

Diluted EPS	$1.62	$0.39	315%	$2.27	(29)%	$6.11	$5.78	6%

As Adjusted:
Operating income[2]	$561	$370	52%	$400	40%	$1,570	$1,662	(6)%

Net income[1,2]	$379	$90	321%	$293	29%	$1,021	$856	19%

Diluted EPS[2]	$2.39	$0.66	262%	$2.10	14%	$7.13	$6.30	13%

[1]	Net income represents net income attributable to BlackRock, Inc.
[2]	See notes (a), (b), (c), (d), (e) and (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 11, 12, 13 and 14.

As presented in Attachment III, on an “as acquired” basis (capturing eleven months of BGI’s results in acquired AUM and one month as part of BlackRock’s operations) AUM ended 2009 at $3.35 trillion, up $1.91 trillion during the fourth quarter and $2.04 trillion year-over-year on an “as acquired” basis. Included in the fourth quarter increase is $41.8 billion of net new business in long-dated mandates, $2.5 billion of distributions on run-off advisory portfolios, $0.4 billion of inflows in cash management products, $22.9 billion of net increases from markets and foreign exchange, and $1.85 trillion of AUM acquired in connection with the December 1, 2009 closing of the BGI transaction. In addition to the $1.85 trillion of acquired AUM, the increase for the full year includes $81.5 billion of net inflows in long-dated portfolios, $11.6 billion of net new business in advisory accounts, $49.1 billion of outflows in cash management products, and $144.8 billion of net increases due to market and foreign exchange movements. To provide greater transparency with respect to the combined platform, the remainder of the discussion on AUM is presented on a pro forma combined basis as if we had acquired BGI as of January 1, 2009.

As presented in Attachment IV, on a pro forma combined basis (as though BGI has been acquired on January 1, 2009), AUM increased $146.0 billion during the fourth quarter (from $3.20 trillion) and $636.8 billion year-over-year (from $2.71 trillion). The increase was attributable to a strong market recovery and robust new business flows, both of which reflected investors’ renewed risk appetite. Pro forma combined net new business was $82.0 billion for the quarter, including $84.7 billion of net inflows in long-dated mandates, partially offset by $2.5 billion of distributions on run-off advisory portfolios and $0.2 billion of net outflows in cash management. For the year, net new business totaled $155.7 billion, including $200.1 billion of net inflows in long-dated products and $11.6 billion of net inflows in advisory mandates, partially offset by $56.0 billion of net outflows in cash management. Flows were strong across a wide range of products and across domestic and international distribution channels. Our exchange-traded fund (“ETF”) platform, iShares®, grew by $170.9 billion during the year to $495.5 billion as the industry surpassed the $1 trillion AUM mark for the first time. Investors’ continued focus on risk management was evident in the growth of BlackRock Solutions® , which added 48 net new assignments during the year, including 14 during the fourth quarter, and increased revenue 21% year-over-year. As of January 21, 2010, our pipeline of wins funded or to be funded totaled $38.0 billion, 95% of which was in equity, fixed income, multi-asset class and alternative investment products.

“BlackRock’s performance in 2009 was strong by any measure,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “Adjusted earnings per share increased 13%, investment performance was competitive across a broad array of products, and our work with clients was rewarded with $155.7 billion of combined net new business and 48 net new assignments in BlackRock Solutions. During the fourth quarter, we closed the transaction with BGI, adding substantial capabilities and welcoming more than 3,500 new colleagues to the combined organization. Clients have been highly supportive, and we have already won assignments that leverage our broader platform.

“Combined new business flows reflected continuation of key industry trends. Investors worldwide redeployed assets out of money market accounts yielding near zero to a variety of long-only and alternative investment strategies. Their renewed risk appetite drove a substantial tightening of credit spreads and a sharp rebound in global equity markets. Investors increasingly used a mix of passive strategies, including iShares, to achieve efficient exposure to market beta along with active strategies to enhance portfolio returns. Client interest in customized and comprehensive investment solutions, including liability driven investments, global allocation strategies, target date funds and fiduciary outsourcing, remained strong. In addition, institutional investors continued to address risk management needs, leading to strong growth in BlackRock Solutions.

“The integration of BlackRock and BGI is off to a strong start. Pre-closing planning included leadership decisions across the entire business, frequent communications with clients, and the first steps toward establishing a unified operating platform. Intranet and e-mail systems were integrated at closing to permit fluid communication across employees globally. Alignment of key corporate systems and processes was also completed or near completion. All cash management accounts were operational on Aladdin, and fixed income conversions were in process. The Aladdin implementation is expected to continue over the next two years. These efforts will allow us to achieve greater operating leverage over time.

“Notwithstanding our early accomplishments, we are under no illusion: integrations are hard and we have a great deal of work ahead. We remain enthusiastic, though, about the strength of our platform and our vision to offer superior investment solutions to clients by drawing upon our broad expertise across the capital structure and markets globally. Our ability to deliver on this promise will be the true measure of BlackRock’s success. I want to thank all of our employees for their dedication to our clients and to each other, and for their incredibly hard work over the past year. I also would like to thank our Board of Directors for their guidance through this challenging environment and for supporting our efforts to execute the BGI transaction.

“As we prepare this earnings release, debate continues to rage about the future of financial regulation and the roles of capital market participants. We remain confident in our business model, that of an independent fiduciary. We employ little leverage on our balance sheet and do no proprietary trading. We are always on the side of our clients, and sustaining their trust and confidence is our foremost objective at all times. We never forget that we manage money for real people — policemen, firemen, teachers, retirees, parents and children, and we devote our efforts to helping them achieve their financial goals. I thank all of our clients for their continued support.”

Fourth Quarter Pro Forma Business Highlights

The highlights below describe our pro forma business results for the fourth quarter across client geographies, client channels, and products. In order to best represent business dynamics, all of the discussion is based on pro forma combined AUM as if we had acquired BGI as of January 1, 2009. Certain adjustments have been made to conform legacy BlackRock and legacy BGI AUM reporting for the purpose of comparing year-end AUM and flows to prior periods. AUM balances and flows shown in Attachment III reflect the actual timing of the BGI acquisition.

•

Fourth quarter net new business totaled $82.0 billion, with strong flows across regions and client channels. In the U.S. and Canada, investors funded $48.0 billion of net new business, including $38.9 billion in long-dated and advisory mandates and $9.1 billion in cash management products. Net flows were positive from institutional, retail and high net worth, and iShares investors in the region. Net new business from international clients totaled $34.0 billion, with $43.2 billion of net inflows in long-dated and advisory mandates outpacing $9.2 billion of net outflows in cash management products. As in the U.S. and Canada, flows from international institutional, retail and high net worth, and iShares investors all contributed to the net new business result.

•

Globally, institutional investors awarded us $49.3 billion of net new business, with positive flows in all products other than active scientific equity and advisory mandates. Net new business during the quarter included strong flows from pension plans, insurance companies and official institutions, and we have already won a number of assignments that leverage the firm’s combined capabilities.

•

Net inflows from retail and high net worth investors worldwide totaled $11.6 billion during the quarter, including strong inflows in equity, fixed income and multi-asset class products, partially offset by modest outflows in money market funds. During 2009, we ranked as the third and eighth largest in net flows in cross-border and U.S. mutual funds, respectively.

•

Net inflows in iShares totaled $21.2 billion globally, with strong demand for both equity and fixed income offerings. The ETF industry enjoyed continued strong growth, surpassing $1 trillion in AUM for the first time. iShares expanded its market share and recorded several milestones during the year, including reaching $101.2 billion in AUM internationally and $495.5 billion in AUM globally.

•

Equity AUM ended the year at $1.54 trillion, up $100.3 billion during the quarter. Net new business results were driven by demand for beta, reflecting investors desire to efficiently participate in the market rally. Net inflows totaled $46.1 billion in index equity products, including $13.2 billion in iShares, and $2.7 billion in active fundamental equities. These flows spanned a wide array of sector funds and global, developed and emerging market products. Active scientific equity strategies continued to struggle industry-wide, and we experienced $12.9 billion of net outflows in these products during the quarter. Investment performance in our equity mutual funds remained competitive, with 65% of AUM above peer medians for the year, 82% for the three years and 88% for the five years ended December 31, 2009.

•

Fixed income AUM increased $44.6 billion during the quarter to $1.06 trillion at year-end. Net new business of $42.9 billion reflected robust flows across our product offerings, including $28.7 billion in index strategies, of which $7.3 billion were in iShares, and $14.2 billion in actively managed portfolios. New business results were consistent with trends we have observed for some time — decreased focus on U.S. core bond and increased demand for non-dollar and global fixed income, as well as customized long duration strategies for institutional investors and balance sheet outsourcing solutions for insurance companies. Investment performance was strong versus benchmarks and peers, recovering well from a weak 2008: 71% of bond fund AUM ranked in the top two peer quartiles for the year, 57% for the three years and 54% for the five years ended December 31, 2009.

•

Multi-asset class AUM totaled $141.7 billion at year-end, up $7.7 billion for the quarter. In recognition of the growing trend for comprehensive investment solutions, we are breaking out multi-asset class as a separate product category. This category includes mandates, such as dynamic asset allocation, target date portfolios and fiduciary outsourcing relationships, for which clients retain BlackRock to actively allocate among equities, bonds and/or alternatives to achieve their investment objectives. Multi-asset class AUM increased $36.1 billion in 2009, including net new business of $14.1 billion during the year and $4.8 billion during the quarter. Flows were particularly strong in our mutual funds and our Lifepath target date portfolios, with demand coming largely from retail investors. Notwithstanding a difficult year, investment performance in our mutual funds remained competitive over the longer term: 22% of AUM ranked in the top two quartiles for the one year, 97% for the three years and 97% for the five years ended December 31, 2009.

•

Alternative investment AUM increased $0.8 billion during the quarter reaching $102.1 billion at year-end. Net new business totaled $1.0 billion during the quarter, as demand for products that offer the potential for higher and/or uncorrelated returns continued to rebound. Our BlackRock Alternative Advisors fund of funds, which suffered outflows earlier in the year, attracted net inflows of $0.9 billion during the quarter. Hedge fund flows mirrored those of long-only products: $1.5 billion of net inflows in active fundamental strategies (before giving effect to $0.6 billion of distributions on opportunistic products) were offset by $2.0 billion of net outflows in funds using an active scientific approach. We also had net inflows of $1.5 billion in currency and commodity products and net outflows of $0.3 billion in real estate. A number of products reached or surpassed their high water marks with strong investment performance for the year.

•

AUM in cash management products ended the year at $349.3 billion. Consistent with the global money market fund industry, average assets declined approximately 5% relative to the third quarter. During the quarter, we experienced net outflows of $0.2 billion, consisting of net inflows of $9.0 billion from U.S. clients and net outflows of $9.2 billion from international investors. A change in investment policy by a single institutional investor accounted for nearly half (46%) of the international outflows. Over the course of the year, flows were consistent with clients’ desire to earn returns in excess of the historically low yields on money market instruments. We expect market uncertainty and shifting investor sentiment to cause cash management AUM to remain volatile.

•

BlackRock Solutions continued to grow, adding 14 net new assignments during the quarter. Net new business included two ongoing and twelve short-term advisory engagements. We also completed 13 short-term assignments during the quarter, and ended the year with nine Aladdin and risk implementations in process. During the quarter, advisory AUM declined $1.7 billion to $161.2 billion, as $2.5 billion of distributions in run-off portfolios more than offset $0.8 billion of favorable foreign exchange and market movements. On January 15, 2010, we completed the acquisition of substantially all of the net assets of Helix Financial Group LLC, which provides advisory, valuation and analytics solutions to commercial real estate lenders and investors. Helix will be fully integrated into BlackRock Solutions.

•

Our new business pipeline was $38.0 billion as of January 21, 2010. Net wins funded or to be funded in fixed income, equity, multi-asset class and alternative investment products represented 95% of the total, or $36.0 billion. The remainder reflected pending advisory mandates, as well as early-January outflows in cash management, likely by clients reversing temporary allocations at year-end. Investors continue to reassess their asset allocation and investment strategies, and search activity remains robust across a wide variety of investment products. In addition, as the economy strengthens, renewed spending on risk and operating infrastructure is creating opportunities for BlackRock Solutions, where we have a variety of Aladdin, risk management and advisory proposals outstanding or in negotiation.

Fourth Quarter GAAP Financial Highlights

Certain prior year amounts have been revised or reclassified as required by the retrospective adoption of applicable paragraphs within ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), ASC 260-10, Earnings per Share (“ASC 260-10”) and ASC 810-10, Consolidation (“ASC 810-10”) and to conform to a revised 2009 presentation. For more information please refer to the Company’s Current Report on Form 8-K, which updated the financial information in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on September 17, 2009.

Comparison to the Fourth Quarter of 2008

Operating income:

Fourth quarter 2009 operating income increased 15% to $389 million from $338 million earned in fourth quarter 2008. Fourth quarter 2009 operating income reflects incremental revenue and expenses related to the operations of BGI and $152 million of BGI transaction and integration costs. The transaction and integration expenses are not part of the on-going business and are principally comprised of advisory fees, compensation expense, legal fees and consulting expenses.

Fourth quarter 2009 revenues of $1,544 million increased $480 million ($312 million due to the BGI acquisition on December 1st), or 45%, compared to $1,064 million in fourth quarter 2008, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,254 million in fourth quarter 2009 increased $397 million, or 46%, compared to $857 million in fourth quarter 2008. The fourth quarter 2009 included approximately $278 million of fees related to the BGI acquisition. The remainder of the growth in revenue is primarily associated with growth in equity AUM due to market growth and net new business.

•

Performance fees were $125 million in fourth quarter 2009, compared to $23 million in fourth quarter 2008. The increase relates primarily to an increase in performance fees from alternative, equity and fixed income hedge funds, and separate accounts across equity and fixed income products.

•

BlackRock Solutions and advisory revenue was $108 million for fourth quarter 2009 compared to $130 million in fourth quarter 2008. The decrease is primarily due to lower advisory assignments, including portfolio liquidation assignments, which have AUM based fees, offset by additional Aladdin and risk management mandates.

•

Other revenue was $30 million for fourth quarter 2009 compared to $18 million in fourth quarter 2008. The increase is primarily due to a $5 million increase in transition management fees and a $4 million increase in sales commissions.

Fourth quarter 2009 total operating expenses were $1,155 million compared to $726 million in fourth quarter 2008. Excluding BGI transaction/integration costs of $152 million in fourth quarter 2009 and restructuring costs of $38 million in fourth quarter 2008, operating expenses increased $315 million, or 46%. The $315 million increase compared to fourth quarter 2008 was primarily due to the following:

•

Employee compensation and benefits increased $231 million, excluding BGI integration costs of $60 million. The increase reflects an increase in the number of employees related to BGI, a $123 million increase in incentive compensation associated with the increase in operating income after excluding the BGI transaction and integration costs and a $23 million increase in deferred compensation expense. The increase in deferred compensation expense offset by an increase in non-operating income related to appreciation on assets associated with certain deferred compensation plans.

•

Distribution and servicing costs paid to Bank of America/Merrill Lynch, The PNC Financial Services Group and other third parties decreased $30 million primarily due to a lower level of average AUM and an increase in fee waivers for cash management funds resulting in lower levels of distribution fees.

•	Amortization of deferred mutual fund sales commissions decreased $9 million primarily related to lower sales of certain share classes of open-end funds.

•

Direct fund expenses, which is a new line item, consist of direct funds costs incurred by BlackRock on behalf of certain funds in which BlackRock receives an all-in advisory fee or administration fee to bear these expenses, increased $33 million primarily related to the addition of BGI funds subject to these arrangements.

•

General and administration expenses increased $86 million, excluding BGI transaction/integration costs of $92 million. The $86 million increase is primarily related to the general and administrative expenses incurred by the acquired BGI business, a $29 million decrease in foreign currency remeasurement benefits and an increase to a provision related to an outstanding loan to Anthracite Capital, Inc.

Non-operating income:

Fourth quarter 2009 non-operating income, net of non-controlling interests, was $17 million compared to non-operating loss, net of non-controlling interests, of $293 million in fourth quarter 2008. The $17 million non-operating income, net of non-controlling interests, related to the Company’s co-investments and seed investments including net gains in private equity products of $5 million, distressed credit/mortgage funds of $21 million, hedge funds/funds of hedge funds of $9 million, and deferred compensation plans of $4 million, offset by a $3 million decrease in valuations from real estate equity/debt products. In addition, net interest expense was $19 million, an increase of $17 million primarily due to an increase in interest expense related to the December issuances of $2.5 billion of long-term notes.

Comparison to the Third Quarter of 2009

Operating income:

Fourth quarter 2009 operating income increased 9% to $389 million from $357 million earned in third quarter 2009. Fourth quarter 2009 operating income reflects incremental revenue and expenses related to the operations of BGI and $152 million of BGI transaction and integration costs as compared to $16 million in third quarter 2009.

Fourth quarter 2009 revenues of $1,544 million increased $404 million, or 35%, compared to $1,140 million in third quarter 2009 primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $1,254 million in fourth quarter 2009 increased $339 million, or 37%, compared to $915 million in third quarter 2009. Fourth quarter 2009 included approximately $278 million of fees related to the one month impact of the BGI acquisition. The remainder of the growth in revenue is primarily associated with growth in equity AUM due to market growth and net new business.

•

Performance fees were $125 million in fourth quarter 2009, compared to $49 million in third quarter 2009. The increase relates primarily to higher performance fees from alternative hedge funds and separate accounts across equity and fixed income products.

•

BlackRock Solutions and advisory revenue was $108 million for fourth quarter 2009 compared to $122 million in third quarter 2009. The decrease is primarily due to lower advisory assignments, including portfolio liquidation assignments, which have AUM based fees, offset by additional Aladdin and risk management mandates.

Fourth quarter 2009 total operating expenses of $1,155 million increased $372 million, or 48%, compared to $783 million in third quarter 2009. Excluding BGI transaction and integration costs in the respective periods operating expenses of $1,003 million in fourth quarter 2009 increased $236 million, or 31%, compared to $767 million in third quarter 2009. The $236 million increase compared to third quarter 2009 was primarily due to the following:

•

Employee compensation and benefits increased $113 million, excluding BGI integration costs. The increase reflects an increase in the number of employees related to BGI, offset by a $6 million decrease in deferred compensation. The decrease in deferred compensation expense is offset primarily by a decrease in non-operating income related to changes in valuation of assets associated with certain deferred compensation plans.

•

Distribution and servicing costs paid to Bank of America/Merrill Lynch, The PNC Financial Services Group and other third parties decreased $13 million primarily due to lower levels of average AUM and an increase in fee waivers for cash management funds resulting in lower levels of distribution fees.

•

Direct fund expenses, which consist of direct funds costs incurred by BlackRock on behalf of certain funds, increased $37 million primarily related to the addition of BGI funds subject to these arrangements.

•

General and administration expenses increased $95 million, excluding the BGI transaction/integration costs. The $95 million increase is primarily related to general and administrative expenses incurred by the acquired BGI business and an increase in a provision related to an outstanding loan to Anthracite Capital, Inc.

Non-operating income:

Fourth quarter 2009 non-operating income, net of non-controlling interests, was $17 million, compared to $61 million in third quarter 2009. The $44 million decrease compared to third quarter 2009 was primarily due to a $36 million decrease from third quarter 2009 related to changes in valuations of co-investments and seed investments and an $8 million increase in net interest expense primarily due to an increase in interest expense related to the December issuances of $2.5 billion of long-term notes.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Wednesday, January 27, 2010, at 9:00 a.m. (Eastern Time) to discuss its fourth quarter and full year 2009 results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 49409856). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Wednesday, January 27, 2010 and ending at midnight on Wednesday, February 3, 2010. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 49409856. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information reflects U.S. open-end mutual funds and similar EMEA-based products. Source of performance information is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At December 31, 2009, BlackRock’s AUM was $3.346 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of December 31, 2009, the firm has approximately 8,500 full-time employees in 24 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company's website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays PLC, Bank of America Corporation, Merrill Lynch & Co., Inc. or The PNC Financial Services Group, Inc.; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s investments; (14) fluctuations in foreign currency exchange rates, which may adversely affect the value of investment advisory and administration fees earned by BlackRock or the carrying value of certain assets and liabilities denominated in foreign currencies; (15) the impact of changes to tax legislation and, generally, the tax position of the Company; (16) BlackRock’s success in maintaining the distribution of its products; (17) the impact of BlackRock electing to provide support to its products from time to time; (18) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (19) the ability of BlackRock to integrate the operations of Barclays Global Investors.

BlackRock's Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three months ended December 31,			Three months ended September 30, 2009		Year ended December 31,
	2009	2008	% Change		% Change	2009	2008	% Change
Revenue
Investment advisory, administration fees and securities lending revenue	$1,254	$857	46%	$915	37%	$3,826	$4,257	(10)%
Investment advisory performance fees	125	23	443%	49	155%	202	177	14%
BlackRock Solutions and advisory	108	130	(17)%	122	(11)%	477	393	21%
Distribution fees	27	36	(25)%	25	8%	100	139	(28)%
Other revenue	30	18	67%	29	3%	95	98	(3)%

Total revenue	1,544	1,064	45%	1,140	35%	4,700	5,064	(7)%

Expenses
Employee compensation and benefits	617	326	89%	444	39%	1,802	1,815	(1)%
Distribution and servicing costs	106	136	(22)%	119	(11)%	477	591	(19)%
Amortization of deferred mutual fund sales commissions	24	33	(27)%	23	4%	100	130	(23)%
Direct fund expenses	52	19	174%	15	247%	95	86	10%
General and administration	317	139	128%	146	117%	779	665	17%
Restructuring charges	—	38	(100)%	—	NM	22	38	(42)%
Amortization of intangible assets	39	35	11%	36	8%	147	146	1%

Total expenses	1,155	726	59%	783	48%	3,422	3,471	(1)%

Operating income	389	338	15%	357	9%	1,278	1,593	(20)%

Non-operating income (expense)
Net gain (loss) on investments	37	(410)	NM	89	(58)%	42	(573)	NM
Interest and dividend income	4	13	(69)%	4	0%	20	65	(69)%
Interest expense	(23)	(15)	53%	(15)	53%	(68)	(69)	(1)%

Total non-operating income (expense)	18	(412)	NM	78	(77)%	(6)	(577)	99%

Income before income taxes	407	(74)	NM	435	(6)%	1,272	1,016	25%
Income tax expense (benefit)	150	(7)	NM	101	49%	375	387	(3)%

Net income	257	(67)	NM	334	(23)%	897	629	43%
Less:
Net income (loss) attributable to non-controlling interests	1	(119)	NM	17	(94)%	22	(155)	NM

Net income attributable to BlackRock, Inc.	$256	$52	392%	$317	(19)%	$875	$784	12%

Weighted-average common shares outstanding (e)
Basic	152,062,468	129,888,110	17%	133,266,379	14%	136,669,164	129,543,443	6%
Diluted	155,040,242	131,605,739	18%	135,902,241	14%	139,481,449	131,376,517	6%
Earnings per share attributable to BlackRock, Inc. common stockholders (e)
Basic	$1.65	$0.39	323%	$2.31	(29)%	$6.24	$5.86	6%
Diluted	$1.62	$0.39	315%	$2.27	(29)%	$6.11	$5.78	6%

Cash dividends declared and paid per share	$0.78	$0.78	0%	$0.78	0%	$3.12	$3.12	0%

Supplemental information:

Operating income, as adjusted (a)	$561	$370	52%	$400	40%	$1,570	$1,662	(6)%

Operating margin, GAAP basis	25.2%	31.8%	(21)%	31.3%	(19)%	27.2%	31.5%	(14)%
Operating margin, as adjusted (a)	39.7%	41.5%	(4)%	40.1%	(1)%	38.2%	38.7%	(1)%

Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted (b)	$13	$(270)	NM	$52	(75)%	$(46)	$(384)	88%

Net income attributable to BlackRock, Inc., as adjusted (c), (d)	$379	$90	321%	$293	29%	$1,021	$856	19%

Diluted earnings attributable to BlackRock, Inc. common stockholders per share, as adjusted (c), (d), (e)	$2.39	$0.66	262%	$2.10	14%	$7.13	$6.30	13%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

NM - Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

BlackRock reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
	2009	2008	2009	2009	2008

Operating income, GAAP basis	$389	$338	$357	$1,278	$1,593
Non-GAAP adjustments:
Barclays Global Investors (“BGI”) transaction/integration costs	152	—	16	183	—
PNC LTIP funding obligation	14	15	15	59	59
Merrill Lynch compensation contribution	2	2	3	10	10
Restructuring charges	—	38	—	22	38
Compensation expense related to (depreciation) appreciation on deferred compensation plans	4	(23)	9	18	(38)

Operating income, as adjusted	561	370	400	1,570	1,662
Closed-end fund launch costs	—	—	—	2	9
Closed-end fund launch commissions	—	—	—	1	—

Operating income used for operating margin measurement	$561	$370	$400	$1,573	$1,671

Revenue, GAAP basis	$1,544	$1,064	$1,140	$4,700	$5,064
Non-GAAP adjustments:
Distribution and servicing costs	(106)	(136)	(119)	(477)	(591)
Amortization of deferred mutual fund sales commissions	(24)	(33)	(23)	(100)	(130)
Reimbursable property management compensation	—	(3)	—	—	(21)

Revenue used for operating margin measurement	$1,414	$892	$998	$4,123	$4,322

Operating margin, GAAP basis	25.2%	31.8%	31.3%	27.2%	31.5%

Operating margin, as adjusted	39.7%	41.5%	40.1%	38.2%	38.7%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

Restructuring charges recorded in 2008 and 2009 consist of compensation costs, occupancy costs and professional fees and have been deemed non-recurring by management and thus have been excluded from operating income, as adjusted, to help enhance the comparability of this information to prior periods. Barclays Global Investors (“BGI”) transaction/integration costs recorded in 2009 consist principally of certain advisory fees, compensation expense, legal fees and consulting expenses incurred in conjunction with the BGI transaction. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and the Merrill Lynch compensation contribution, a portion of which has been received, have been excluded because these charges ultimately do not impact BlackRock’s book value.

Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may fluctuate based on market movement, such as restructuring charges, transaction/integration costs, closed-end fund launch costs and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance to other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and to other third parties. Management believes that excluding such costs is useful to BlackRock because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred mutual fund sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. Reimbursable property management compensation represented compensation and benefits paid to personnel of Metric Property Management, Inc. (“Metric”), a subsidiary of BlackRock Realty Advisors, Inc. (“Realty”). These employees were retained on Metric’s payroll when certain properties were acquired by Realty’s clients. The related compensation and benefits were fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they did not bear an economic cost to BlackRock. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, equals non-operating income (expense), GAAP basis, less net income (loss) attributable to non-controlling interests, GAAP basis, adjusted for compensation expense associated with depreciation (appreciation) on assets related to certain BlackRock deferred compensation plans. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
	2009	2008	2009	2009	2008

Non-operating income (expense), GAAP basis	$18	$(412)	$78	$(6)	$(577)
Less: Net income (loss) attributable to NCI, GAAP basis	1	(119)	17	22	(155)

Non-operating income (expense), less net income (loss) attributable to NCI	17	(293)	61	(28)	(422)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	(4)	23	(9)	(18)	38

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	$13	$(270)	$52	$(46)	$(384)

Management believes that non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with depreciation (appreciation) on assets related to certain deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes that net income attributable to BlackRock, Inc., as adjusted, and diluted common earnings per share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
	2009	2008	2009	2009	2008
Net income attributable to BlackRock, Inc., GAAP basis	$256	$52	$317	$875	$784
Non-GAAP adjustments, net of tax: (d)
BGI transaction/integration costs	108	—	11	129	—
PNC LTIP funding obligation	12	10	9	41	39
Merrill Lynch compensation contribution	3	2	1	7	7
Restructuring charges	—	26	—	14	26
Local income tax law changes	—	—	(45)	(45)	—

Net income attributable to BlackRock, Inc., as adjusted	$379	$90	$293	$1,021	$856

Allocation of net income attributable to BlackRock, Inc., as adjusted: (f)
Common shares(e)	$371	$87	$285	$995	$828
Participating RSUs	8	3	8	26	28

Net income attributable to BlackRock, Inc., as adjusted	$379	$90	$293	$1,021	$856

Diluted weighted average common shares outstanding (e)	155,040,242	131,605,739	135,902,241	139,481,449	131,376,517
Diluted earnings per common share, GAAP basis (e)	$1.62	$0.39	$2.27	$6.11	$5.78

Diluted earnings per common share, as adjusted (e)	$2.39	$0.66	$2.10	$7.13	$6.30

The restructuring charges and BGI transaction/integration costs reflected in GAAP net income attributable to BlackRock, Inc. have been deemed non-recurring by management and have been excluded from net income attributable to BlackRock, Inc., as adjusted, to help enhance the comparability of this information to prior reporting periods.

The portion of the compensation expense associated with LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the Merrill Lynch compensation contribution, a portion of which has been received, has been excluded from net income attributable to BlackRock, Inc., as adjusted, because these charges ultimately do not impact BlackRock’s book value.

During third quarter 2009, legislation was enacted primarily with respect to New York City corporate income taxes, effective January 1, 2009 which resulted in a revaluation of deferred income tax assets and liabilities. The resulting decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as it is non-recurring and to enhance comparability of this information to prior reporting periods.

(d) For the years ended December 31, 2009 and 2008, non-GAAP adjustments were tax effected at 30% and 33%, respectively, which reflect the blended rate applicable to the adjustments. BlackRock’s tax rates in fourth quarter 2009 and 2008 include the impact of changes in the fourth quarter to the respective full year blended rates applicable to the adjustments.

(e) Series A, B, C and D non-voting participating preferred stock are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with required provisions of ASC 260-10, Earnings per Share.

(f) Allocation of net income attributable to BlackRock, Inc., as adjusted, to common shares and participating RSUs is calculated pursuant to the two-class method as defined in ASC 260-10, Earnings per Share.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three months ended December 31,			Three months ended September 30, 2009		Year ended December 31,
	2009	2008	% Change		% Change	2009	2008	% Change

Investment advisory, administration fees and securities lending revenue
Equity
Index	$175	$5	NM	$7	NM	$193	$27	NM
Active	398	247	61%	323	23%	1,230	1,588	(23)%
Fixed income
Index	35	2	NM	2	NM	40	9	344%
Active	244	200	22%	217	12%	859	865	(1)%
Multi-asset class	148	109	36%	127	17%	479	519	(8)%
Alternative	119	120	(1)%	90	32%	400	541	(26)%
Cash management	135	174	(22)%	149	(9)%	625	708	(12)%

Total	1,254	857	46%	915	37%	3,826	4,257	(10)%

Investment advisory performance fees
Equity	36	16	125%	3	NM	46	86	(47)%
Fixed income	11	2	NM	2	NM	21	5	320%
Multi-asset class	5	3	67%	14	(64)%	20	8	150%
Alternative	73	2	NM	30	143%	115	78	47%

Total	125	23	443%	49	155%	202	177	14%

BlackRock Solutions and advisory	108	130	(17)%	122	(11)%	477	393	21%
Distribution fees	27	36	(25)%	25	8%	100	139	(28)%
Other revenue	30	18	67%	29	3%	95	98	(3)%

Total revenue	$1,544	$1,064	45%	$1,140	35%	$4,700	$5,064	(7)%

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three months ended December 31,			Three months ended September 30, 2009		Year ended December 31,
	2009	2008	% Change		% Change	2009	2008	% Change
Total non-operating income (expense)	$18	$(412)	NM	$78	(77)%	$(6)	$(577)	99%
Less: Net income (loss) attributable to NCI	1	(119)	NM	17	(94)%	22	(155)	NM

Total non-operating income (expense), less net income (loss) attributable to NCI	$17	$(293)	NM	$61	(72)%	$(28)	$(422)	93%

	Estimated economic investments at December 31, 2009[3]	Three months ended December 31,			Three months ended September 30, 2009		Year ended December 31,
		2009	2008	% Change		% Change	2009	2008	% Change
Net gain (loss) on investments [1]
Private equity	25 - 35%	$5	$(34)	NM	$13	(62)%	$9	$(28)	NM
Real estate	<10%	(3)	(91)	97%	(6)	50%	(114)	(127)	10%
Distressed credit/mortgage funds	20 - 30%	21	(97)	NM	47	(55)%	100	(141)	NM
Hedge funds/funds of hedge funds	10 - 20%	9	(27)	NM	7	29%	18	(53)	NM
Other investments [2]	15 - 25%	—	(19)	100%	2	(100)%	(11)	(30)	63%

Sub-total		32	(268)	NM	63	(49)%	2	(379)	NM
Investments related to deferred compensation plans		4	(23)	NM	9	(56)%	18	(38)	NM

Total net gain (loss) on investments [1]		36	(291)	NM	72	(50)%	20	(417)	NM
Net income (loss) attributable to other NCI[4]		—	—	NM	—	NM	—	(1)	100%
Interest and dividend income		4	13	(69)%	4	0%	20	65	(69)%
Interest expense		(23)	(15)	53%	(15)	53%	(68)	(69)	(1)%

Total non-operating income (expense) [1]		17	(293)	NM	61	(72)%	(28)	(422)	93%
Compensation expense related to depreciation (appreciation) on deferred compensation plans		(4)	23	NM	(9)	56%	(18)	38	NM

Non-operating income (expense), as adjusted [1]		$13	$(270)	NM	$52	(75)%	$(46)	$(384)	88%

[1]	Includes net income (loss) attributable to non-controlling interests (“NCI”) (redeemable and non-redeemable) related to investment activities.
[2]	Net gain (loss) for other investments includes net gains / (losses) related to equity and fixed income investments and BlackRock’s seed capital hedging program.
[3]	Represents estimated percentages of BlackRock’s corporate economic investment portfolio.
[4]	Includes non-controlling interests related to operating entities (non-investment activities).

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management(1)

(Dollar amounts in millions)

(unaudited)

Summary

				Variance vs.
	December 31, 2009	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008

Equity
Index	$1,182,201	$83,869	$50,960	NM	NM
Active	354,789	206,801	152,332	72%	133%
Fixed income
Index	467,800	12,270	11,720	NM	NM
Active	587,246	525,196	469,645	12%	25%
Multi-asset class	141,675	99,543	77,516	42%	83%
Alternative	102,101	53,776	61,544	90%	66%

Long-dated	2,835,812	981,455	823,717	189%	244%
Cash management	349,277	290,428	338,439	20%	3%

Sub Total	3,185,089	1,271,883	1,162,156	150%	174%
Advisory AUM[6]	161,167	162,886	144,995	(1)%	11%

Total AUM	$3,346,256	$1,434,769	$1,307,151	133%	156%

Current Quarter Component Changes

	September 30, 2009	Net subscriptions (redemptions) [2]	Acquisition [3]	Foreign exchange [5]	Market appreciation (depreciation)	December 31, 2009

Equity
Index	$83,869	$15,328	$1,055,456	$(6,315)	$33,863	$1,182,201
Active	206,801	2,432	132,205	(1,296)	14,647	354,789
Fixed income
Index	12,270	5,842	467,690	(6,667)	(11,335)	467,800
Active	525,196	12,287	49,918	(1,352)	1,197	587,246
Multi-asset class	99,543	4,623	36,058	(552)	2,003	141,675
Alternative	53,776	1,304	48,051	(430)	(600)	102,101

Long-dated	981,455	41,816	1,789,378	(16,612)	39,775	2,835,812
Cash management	290,428	422	59,530	(684)	(419)	349,277

Sub Total	1,271,883	42,238	1,848,908	(17,296)	39,356	3,185,089
Advisory AUM[6]	162,886	(2,512)	—	627	166	161,167

Total AUM	$1,434,769	$39,726	$1,848,908	$(16,669)	$39,522	$3,346,256

Year over Year Component Changes

	December 31, 2008	Net subscriptions (redemptions) [2]	Acquisitions [3,4]	Foreign exchange [5]	Market appreciation (depreciation)	December 31, 2009

Equity
Index	$50,960	$31,584	$1,055,456	$(4,858)	$49,059	$1,182,201
Active	152,332	11,415	132,205	3,680	55,157	354,789
Fixed income
Index	11,720	5,515	467,690	(6,639)	(10,486)	467,800
Active	469,645	25,490	49,918	3,255	38,938	587,246
Multi-asset class	77,516	11,979	36,058	375	15,747	141,675
Alternative	61,544	(4,441)	49,395	320	(4,717)	102,101

Long-dated	823,717	81,542	1,790,722	(3,867)	143,698	2,835,812
Cash management	338,439	(49,122)	59,530	591	(161)	349,277

Sub Total	1,162,156	32,420	1,850,252	(3,276)	143,537	3,185,089
Advisory AUM[6]	144,995	11,642	—	4,361	169	161,167

Total AUM	$1,307,151	$44,062	$1,850,252	$1,085	$143,706	$3,346,256

[1]	Data reflects the reclassification of AUM into the current period presentation.
[2]	Includes distributions representing return of capital and return on investment to investors.
[3]	Includes AUM acquired from Barclays Bank PLC in December 2009 and acquisition adjustments to conform to current period combined AUM policy.
[4]	Includes AUM acquired from R3 Capital Management, LLC in April 2009.
[5]	Foreign exchange reflects the impact of converting non U.S.-dollar denominated AUM into U.S. dollars for reporting purposes.
[6]	Advisory AUM represents long-term portfolio liquidation assignments.

Attachment IV

BlackRock, Inc.

Pro Forma Assets Under Management(1)

(Dollar amounts in millions)

(unaudited)

Summary

				Variance vs.
	December 31, 2009	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008
Equity
Index	$1,182,201	$1,088,619	$752,530	9%	57%
Active	354,789	348,095	288,555	2%	23%
Fixed income
Index	467,800	441,198	384,112	6%	22%
Active	587,246	569,249	516,466	3%	14%
Multi-asset class	141,675	133,997	105,562	6%	34%
Alternative	102,101	101,303	123,272	1%	(17)%

Long-dated	2,835,812	2,682,461	2,170,497	6%	31%
Cash management	349,277	354,897	393,950	(2)%	(11)%

Sub Total	3,185,089	3,037,358	2,564,447	5%	24%
Advisory AUM[6]	161,167	162,886	144,995	(1)%	11%

Total AUM	$3,346,256	$3,200,244	$2,709,442	5%	24%

Current Quarter Component Changes

	September 30, 2009	Net subscriptions (redemptions) [2]	Acquisition [3]	Foreign exchange [5] & Market app (dep)	December 31, 2009
Equity
Index	$1,088,619	$46,111	$—	$47,471	$1,182,201
Active	348,095	(10,132)	131	16,695	354,789
Fixed income
Index	441,198	28,655	—	(2,053)	467,800
Active	569,249	14,230	3,164	603	587,246
Multi-asset class	133,997	4,834	470	2,374	141,675
Alternative	101,303	1,022	(1,080)	856	102,101

Long-dated	2,682,461	84,720	2,685	65,946	2,835,812
Cash management	354,897	(165)	(5,855)	400	349,277

Sub Total	3,037,358	84,555	(3,170)	66,346	3,185,089
Advisory AUM[6]	162,886	(2,512)	—	793	161,167

Total AUM	$3,200,244	$82,043	$(3,170)	$67,139	$3,346,256

Year over Year Component Changes

	December 31, 2008	Net subscriptions (redemptions) [2]	Acquisitions [3,4]	Foreign exchange [5] & Market app (dep)	December 31, 2009
Equity
Index	$752,530	$131,192	$3,891	$294,588	$1,182,201
Active	288,555	(29,898)	131	96,001	354,789
Fixed income
Index	384,112	69,507	—	14,181	467,800
Active	516,466	23,720	3,165	43,895	587,246
Multi-asset class	105,562	14,088	470	21,555	141,675
Alternative	123,272	(8,502)	263	(12,932)	102,101

Long-dated	2,170,497	200,107	7,920	457,288	2,835,812
Cash management	393,950	(56,020)	(5,855)	17,202	349,277

Sub Total	2,564,447	144,087	2,065	474,490	3,185,089
Advisory AUM[6]	144,995	11,642	—	4,530	161,167

Total AUM	$2,709,442	$155,729	$2,065	$479,020	$3,346,256

[1]	Data reflects the reclassification of AUM into the current period presentation.
[2]	Includes distributions representing return of capital and return on investment to investors.
[3]	Includes acquisition adjustments to conform to current period combined AUM policy.
[4]	Includes AUM acquired from R3 Capital Management, LLC in April 2009 and NAFTRAC acquisition by BGI in May 2009.
[5]	Foreign exchange reflects the impact of converting non U.S.-dollar denominated AUM into U.S. dollars for reporting purposes.
[6]	Advisory AUM represents long-term portfolio liquidation assignments.